Exhibit 99.1

Scorpius Holdings Provides 2024 Year-End Business Update; Implements Strategic Cost Reductions and Operational Streamlining

San Antonio, TX – April 30, 2025 – Scorpius Holdings, Inc (OTC: SCPX) (“Scorpius” or “the Company”), an integrated contract development and manufacturing organization (“CDMO”), today provided strategic, financial, and operational updates for the year ended December 31, 2024.

Jeff Wolf, CEO of Scorpius Holdings, Inc., stated, "The current biotech funding environment has created real headwinds for many of our clients, particularly when it comes to advancing drug development and clinical trials. In response, we took decisive steps to streamline our operations, reduce our cost structure, and refocus on our core CDMO capabilities. While the delay in our Form 10-K filing was not ideal, it was driven in part by the internal realignment necessary to secure our long-term success. With the filing now complete, we are focused on executing our business strategy and driving value for shareholders."

2024 Financial Results

For the year ended December 31, 2024, the Company recognized $6.0 million of contract revenue and $0.2 million of National Institutes of Health grant revenue from continuing operations. For the year ended December 31, 2023, revenue consisted of $6.6 million of contract revenue and $0.3 million of National Institutes of Health grant revenue, and $0.1 million or royalty revenue from continuing operations. The revenue does not reflect any revenue derived from Elusys Therapeutics, which was divested in December 2023 and reported in discontinued operations. The decrease in contract revenue is primarily due to less revenue from one customer that migrated to a larger CDMO for commercial manufacture of their product during 2024.

For the year ended December 31, 2024, the Company recognized $3.2 million of cost of revenues from product sales as compared to $2.7 million for the year ended December 31, 2023. The increase of $0.5 million was due to expanding our biomanufacturing capabilities and executing on CDMO contracts.

Selling, general and administrative expenses for the years ended December 31, 2024, and 2023 were $21.6 million and $26.2 million, respectively. The decrease of $4.6 million was primarily due to decreases in consultants and contract labor of $2.8 million; marketing expenses of $1.6 million; stock-based compensation of $1.3 million; and legal expenses of $0.7 million, which decreases were partially offset by an increase of $0.8 million related to rent expense and an increase of $0.4 million related to public company expenses.

Net loss attributable to Scorpius was approximately $32.8 million, or ($13.04) per basic and diluted share, for the year ended December 31, 2024, compared to approximately $45.2 million, or ($347.50) per basic and diluted share, for the year ended December 31, 2023.

As of December 31, 2024, the Company had approximately $1.2 million in cash, cash equivalents, and short-term investments.

Pursuant to the disclosure requirements of the NYSE American Company Guidelines Sections 401(h) and 610(b), Scorpius reports that its audited financial statements for the year ended December 31, 2024 and 2023, included in its 2024 annual report on Form 10-K, contain an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph related to the Company’s ability to continue as a going concern due to the fact that the Company has suffered recurring losses from operations and has not generated significant revenue or positive cash flows from operations.

Scorpius Holdings, Inc.

Scorpius Holdings, Inc. is an integrated contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as the actions to streamline the Company’s operations, reduce its cost structure, and refocus on its core CDMO capabilities; and the Company driving value for shareholders. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to scale rapidly as market conditions improve; the Company’s ability to achieve its expected results; the Company’s ability to accelerate its path to profitability; the Company’s ability to obtain regulatory approvals or to comply with ongoing regulatory requirements; regulatory limitations relating to the Company’s ability to successfully promote its services and compete as a CDMO; and other factors described in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

ir@scorpiusbiologics.com